EXHIBIT 99.1]

Glenayre contact:
Stacy Adams 770 283 2719
stacy.adams@glenayre.com

Glenayre Appoints Cliff Bickell to Board of Directors

ATLANTA, GA—October 22, 2004—Glenayre Technologies, Inc. (NASDAQ: GEMS), a global provider of next generation messaging solutions and enhanced services, announced that its Board of Directors has appointed Cliff O. Bickell to fill a vacancy on the Board. Bickell will serve on the Board’s audit committee, and as a Class III Director, his current term on the Board of Directors will expire at the Company’s 2005 Annual Meeting.

Bickell has served as President of the Printed Products Division of Scientific Games Corp. since the September 2000 acquisition of Scientific Games Holdings Corporation (SGHC) by Scientific Games Corp. Bickell joined SGHC in 1995 and has previously served as its Vice President, Treasurer and Chief Financial Officer. Prior to joining SGHC, Bickell was Vice President, Chief Financial Officer and Treasurer of Paragon Trade Brands, a multi-national consumer products manufacturer. In addition, Bickell has held positions as Senior Vice President, Corporate Administration-Chief Financial Officer of W.A. Krueger Co., a commercial printing company, and Treasurer of Dataproducts Corporation, a multi-national electronics manufacturer.

“Cliff’s strong financial and corporate leadership expertise will be an asset to the Glenayre Board, and especially to the audit committee,” stated Clarke Bailey, Chairman and Chief Executive Officer for Glenayre. “I am confident that Cliff will make significant contributions to the Company’s success through his service on the Board of Directors.”

About Glenayre

Glenayre is a global provider of next-generation messaging solutions and enhanced services for wireless and wireline carriers, and MSO/cable companies. Glenayre systems are designed on open platforms with a standards-based architecture supporting IP and traditional telephony networks for an evolution from 2G to 2.5G and 3G services. More than 200 service providers in over 60 countries have deployed Glenayre messaging solutions for voice, fax and e-mail messaging, including one number services, voice navigation and voice dialing, mailbox out-dialing and one-button call return. Glenayre, headquartered in Atlanta, Georgia, has been providing carrier-grade communications solutions for the global market for over 40 years. For more information, please visit http://www.glenayre.com.

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Glenayre and the Glenayre logo are trademarks of Glenayre Electronics, Inc.

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